Exhibit 4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of TradeStation Group, Inc., par value $0.01 per share, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 16th day of June 2011.

FELIX 2011 ACQUISITION SUB, INC.

By:	/s/ Takashi Oyagi
Name: Takashi Oyagi
Title: President

MONEX GROUP, INC.

By:	/s/ Takashi Oyagi
Name: Takashi Oyagi
Title: CSO, Executive Director and General Manager